EXHIBIT 10.28

BASIC SUBLEASE TERMS

THIS SUBLEASE (the “Sublease”) is made and entered into as of the 19th day of February, 2004 by and between Legacy Electronics, Inc., (“Sublandlord”) and Biolase Technology, Inc., a Delaware corporation (“Subtenant”), and is applicable to the building of approximately 14,350 rentable square feet located and commonly described as 1001 Calle Amanecer, in the City of San Clemente, County of Orange, California (“Subject Property” or “Premises”) legally described in Exhibit A attached Standard Sublease Provisions incorporated herein by this reference.

NOW, THEREFORE, for and in consideration of the foregoing recitals and the mutual covenants and agreements set forth in this Sublease, Sublandlord and Subtenant hereby agree as follows: .

BASIC SUBLEASE PROVISIONS

The following is a summary of Sublease provisions (“Basic Sublease Provisions’) intended for convenient use by Sublandlord and Subtenant. In addition to the Basic Sublease Provisions, the parties hereto agree to the attached Standard Sublease Provisions. Unless expressly modified in this Sublease, the following terms, words and figures set forth in the Basic Sublease Provisions are part of this Sublease wherever reference is made to them in this Sublease, whether capitalized or lower case;

1. Subtenant: Biolase Technology, Inc.

2. Description of Premises:

The term Premises or Subject Property shall mean the following:

(a) The Land and all easements or other rights or interests appurSubtenant to the Land; and

(b) All improvements constructed on the Land including, without limitation, the Building, landscaping and parking areas. The Building consists of approximately 14,350 rentable square feet of floor area located in a one (1) story building.

3. ANNUAL RENT

Basic Annual Rent: The Basic Annual Rent on a triple net basis for the term of the Sublease is $180,810.00 payable in monthly installments of $15,067.50 beginning on March 1, 2004. However, the first monthly installment and the Security Deposit shall be payable upon execution of the Sublease.

3.1.	Operating Expenses: In addition to the Basic Annual Rent, Subtenant shall pay all “Operating Expenses” of the Subject Property. The term “Operating Expenses” shall include, but not be limited to (1) real property taxes assessed on the Subject Property; (2) insurance that fully insures the Subject Property for any casualty, not to exceed the insurable value of the building; (3) association dues; (4) utilities of all types, including but not limited to electrical, water, sewage and HVAC; (5) security services, including an automatic connection to the local fire authority; (6) maintenance of the Building’s interior and exterior, utilities and utility and other services running to and from the building, (including but not limited to water main, sewage and electrical conduits), and the parking areas, if any, except for major structural damage covered by insurance.

Sublandlord shall pay the Real Property Taxes and the Casualty Insurance directly, and Subtenant shall pay all other Operating Expenses directly and before they become delinquent Sublandlord shall make a good faith estimate of the Real Property Taxes and the Casualty Insurance annually and shall advise Subtenant of the calculation. Subtenant shall pay 1/12 of such estimated annual Real Property Taxes and the Casualty Insurance with each installment of Basic Rent. At least once during each year while this Sublease is in effect, Sublandlord shall provide Subtenant with the actual amounts paid by Sublandlord for such Real Property Taxes and the Casualty Insurance, and shall make the necessary changes in the monthly reimbursement by Subtenant so that the actual costs of Real Property Taxes and the Casualty Insurance are passed on to Subtenant.

It is the intent of Sublandlord and Subtenant that Sublandlord’s only cost related to the Subject Property is to service any notes secured by Deeds of Trust on the Subject Property and such other debt is Sublandlord in his sole discretion places on the Property, and that all other costs of maintaining and operating the Subject Property are borne by Subtenant. Except that in the event that Sublandlord should convey title to another entity and where such conveyance results in increased Real Property Taxes, the amount of increase in the Real Property Taxes caused by such conveyance shall not be reimbursed by Subtenant.

3.2.	Payment of Rent: All payments payable under this Sublease shall be sent to Sublandlord at the address specified under Paragraph 7 of the Basic Sublease Provision “Addresses for Notices”, or to such other address as Sublandlord may designate from time to time.

3.3.	Security Deposit: Fifteen thousand, sixty seven dollars and fifty cents ($15,067.50) shall be paid by Subtenant upon execution of the Sublease as security for its faithful and timely discharge of each and every of its obligations pursuant to this Sublease (“Security Deposit”). No interest shall be paid on the Security Deposit. Upon the expiration or other termination of this Sublease, the Security Deposit shall be returned to Subtenant, after deducting all lawful amounts payable to Sublandlord for damages to the Subject Property, except for normal wear and tear, and for any other obligations owed by Subtenant to Sublandlord.

4. Term: Commencing March 1, 2004 through and including February 28, 2006.

4.1	Early Termination: Effective from and after March 1, 2005, either party may terminate this Sublease upon the giving of ninety (90) days written notice.

4.1.1 In the event that the Sublandlord terminates this Sublease, effective prior to February 28, 2006, Sublandlord shall then reimburse Subtenant for its unamortized, (over a 24 month period), actual, out-of-pocket cost of its approved Subtenant improvements, which Subtenant improvement costs shall not exceed $20,000.00. For example, in the event Sublandlord elects to terminate this Sublease, effective March 1, 2005 and Subtenant had incurred $20,000.00 in Sublandlord approved Subtenant improvement costs, Sublandlord would be obligated to reimburse Subtenant, $10,000.00, upon Sublease termination. In the event Sublandlord elects to terminate this Sublease effective September 1, 2005 by giving notice to Subtenant no later than June 1, 2005, then Sublandlord would be obligated to reimburse Subtenant, $5,000.00 upon Sublease termination.

5. Commencement Date: The term “Commencement Date” shall mean the earlier of first date that Subtenant occupies the Subject Property or March 1, 2004. However, Subtenant may not occupy the Subject Property until it has paid the rent for the initial month of the Sublease along with the Security Deposit and has provided Sublandlord, at Subtenant’s expense, with a certificate of insurance naming Sublandlord as an additional named insured under a policy of liability insurance that provides no less than two million dollars ($2,000,000) of insurance coverage.

6. Permitted Use: Manufacturing, assembly, testing, storage, design, sales and marketing of electronic components, lasers, fiber, handpiece and tip manufacturing and administrative offices to facilitate any of these, and such other uses as may be permitted by applicable laws in effect from time to time.

7. Addresses for Notices:

To: Subtenant

Biolase Technology, Inc.

981 Calle Amanecer

San Clemente, CA 92652

Att: Robert Grant, COO

Copy to: General Counsel

To: Sublandlord

Legacy Electronics, Inc.

Attn: Jason Engle

211 Avenida Fabricante

San Clemente, Ca. 92673

8. Representation. Sublandlord represents and warrants to Subtenant that it has not been represented in its negotiations leading to the within Sublease by any broker or real estate agent. Similarly, Subtenant represents and warrants to Sublandlord that it has not been represented in its negotiations leading to the within Sublease by any broker or real estate agent.

8.1	Sublandlord further represents and warrants that it has the right to enter into this Sublease pursuant to a lease between Sublandlord and Amanecer 1001, LLC, (“Master Landlord”), and has obtained all consents and approvals from the Masterlandlord, Amanecer 1001 LLC, as well as Sublandlord’s board of directors as they may relate to this Sublease.

8.2	Subtenant further represents and warrants that it has obtained all consents and approvals from Subtenant’s board of directors as they may relate to this Sublease.

IN WITNESS WHEREOF, the parties have executed this Sublease, consistent with foregoing recitals, Basic Sublease Provisions (comprised of paragraphs 1 through 8), the provisions of the Standard Sublease Provisions (“Standard Provisions”) (consisting of Sections 1 through 16 which follow) and Exhibits A & B, all of which are incorporated herein by this reference. In the event of any conflict between the provisions of the Basic

Sublease Provisions and the provisions of the Standard Sublease Provisions, the Basic Sublease Provisions shall control.

Biolase Technology, Inc.		Legacy Electronics, Inc.

By:	/s/ JEFFREY W. JONES	By:	/s/ HOWARD F. KLINE
Name:	Jeffrey W. Jones	Name:	Howard F. Kline
(Print Name)
Title:	President & CEO	Title:	V.P. Contract Administration & Legal Affairs

By:	/s/ EDSON J. ROOD
Name:	Edson J. Rood
(Print Name)
Title:	Secretary

Amanecer 1001, LLC hereby consents to said Sublease:

AMANECER 1001, LLC

By:	/s/ JASON ENGLE
Name:	Jason Engle
(Print Name)
Title:	Managing Partner